Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment Number Nine to the Registration Statement on Form S-11 of our report dated March 24, 2010, relating to the financial statements and financial statement schedules of CNL Lifestyle Properties, Inc., and our report dated March 24, 2010 relating to the financial statements of CNL Dallas Market Center, L.P. and its subsidiaries, which appear in CNL Lifestyle Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

April 12, 2010